UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 4  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Inman, David L.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Controller and
   Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership  7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct  Indirect
                             Date        Code                  A                Beneficially   (D) or        Beneficial
                             (Month/                           or               Owned at       Indirect      Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
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
Common Stock, par value      5/17/02     A(1) V     7,100      A                32,811         D
$0.01 per share


                                                                 1



Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        2)Conversion  3)Trans-  4)Trans-         5)Number of Derivative   6)Date Exercisable and
Security                     or Exercise   action    action           Securities Acquired (A)  Expiration Date
                             Price of      Date      Code             or Disposed of (D)
                             Derivative              -------------------------------------------------------------------------------
                             Security                Code V           A                D       Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $16.21        5/17/02   A    V           17,900                   (2)               12/13/08
(right to buy)


Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        3)Trans-  7)Title and Amount                  8)Price       9)Number of   10)Ownership   11)Nature of
Security                     action    of Underlying                       of Deri-      Derivative    Form of        Indirect
                             Date      Securities                          vative        Securities    Derivative     Beneficial
                                         -------------------------------   Security      Beneficially  Security: or   Ownership
                                                               Amount or                 Owned at      Direct (D) or
                                                               Number of                 End of Month  Indirect (I)
                                       Title                   Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   5/17/02   Common Stock, par       17,900                    17,900        D
(right to buy)                         value $0.01 per share

----------

Explanation of Responses:

(1)  Restricted Stock Award.
(2)  The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-    Attorney-in-fact pursuant to the Power of Attorney dated October, 2001.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David L. Inman
DATE 6/7/02